Exhibit 2.1

NATIONAL RESEARCH CORPORATION

PLAN OF CONVERSION

This Plan of Conversion, dated as of June 30, 2021 (this “Plan”), of National Research Corporation, a Wisconsin corporation (the “Company”), sets forth the terms, conditions, and procedures for the conversion of the Company from a Wisconsin corporation to a Delaware corporation pursuant to Sections 180.1161 and 180.1103 of the Wisconsin Business Corporation Law (the “WBCL”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, conversion of a Wisconsin corporation into a Delaware corporation is permitted by Sections 180.1161 and 180.1103 of the WBCL and Section 265 of the DGCL;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the conversion of the Company into a Delaware corporation (the “Conversion”) is in the best interests of the Company and its stockholders;

WHEREAS, the Board has authorized, approved, and adopted the form, terms, and provisions of this Plan and has submitted this Plan to the Company’s stockholders for approval;

WHEREAS, on June 29, 2021, an annual meeting of the stockholders of the Company was held, whereby this Plan was approved by the stockholders holding a majority of the voting power of the Company; and

WHEREAS, this Plan has been approved by the Board and the stockholders of the Company in accordance with the WBCL, DGCL, and the governing documents of the Company.

NOW, THEREFORE, the Company will be converted to a Delaware corporation in accordance with the provisions of this Plan:

1.	Conversion; Effect of Conversion.

a)

At the Effective Time (as defined below), the Company will be converted into the Converted Entity (as defined below), pursuant to, and in accordance with Sections 180.1161 and 180.1103 of the WBCL and Section 265 of the DGCL, whereupon the previous organizational form of Company shall cease, and the Company will continue its existence in the organizational form of a Delaware corporation.

b)

At the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, the Converted Entity shall, for all purposes of the laws of the State of Delaware be deemed to be the same entity as the Company. At the Effective Time, by virtue of the Conversion and without any further action of the part of the Company or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges, and powers of the Company, and all property, whether real, personal or mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in the Converted Entity and shall be the property of the Converted Entity and the title to any real property vested by deed or otherwise in the Company shall not revert or in any way be impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities, and duties of the Company shall remain attached to the Converted Entity at the Effective Time, and may be enforced against the Converted Entity to the same extent as if said debts, liabilities, and duties had been originally incurred or contracted by the Converted Entity in its capacity as a corporation of the State of Delaware. The rights, privileges, powers, and interests in property of the Company, as well as the debts, liabilities, and duties of the Company, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Entity at the Effective Time for any purpose of the laws of the State of Delaware.

c)

The Company shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of the Company and shall constitute a continuation of the existence of the Company in the form of a Delaware corporation. The Converted Entity is the same entity as the Company. The Conversion shall not be deemed to effect any obligations or liabilities of the Company incurred prior to the Effective Time or the personal liability of any person incurred prior to the Effective Time.

d)

At the Effective Time, the name of the Converted Entity shall be “National Research Corporation” and it will be subject to all provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Converted Entity shall be deemed to have commenced on the date the Company commenced its existence in the State of Wisconsin (September 8, 1997).

2.	Filings. As promptly as practicable following the date hereof, the Company shall cause the Conversion to be effective by:

a)

Executing and filing (or causing to be executed and filed) a Certificate of Conversion pursuant to Section 180.1161 of the WBCL substantially in the form set forth in Exhibit A attached hereto with the Wisconsin Department of Financial Institutions;

b)

Executing and filing (or causing to be executed and filed) a Certificate of Conversion pursuant to Section 265 of the DGCL substantially in the form set forth in Exhibit B attached hereto (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware; and

c)

Executing, acknowledging, and filing (or causing to be executed, acknowledged, or filed) a Certificate of Incorporation of National Research Corporation substantially in the form set forth in Exhibit C attached hereto (the “Delaware Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

3.

Effective Time. The Conversion shall become effective at 5:01 p.m. Eastern Standard Time upon the filing the Delaware Certificate of Conversion and Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware (the time of the effectiveness of the Conversion, the “Effective Time”).

4.

Effect of Conversion on Common Stock. Subject to the terms and conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each share of common stock in the Company, par value $.001 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock in the Converted Entity, par value $.001 per share (the “Converted Entity Common Stock”).

5.

Effect of Conversion on Stock Options, Warrants, and Other Rights to Acquire Shares of Common Stock. Subject to the terms and conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each option, warrant, and other right to acquire shares of the Company Common Stock outstanding immediately prior to the Effective Time shall automatically be converted into an equivalent option, warrant, or other right to acquire, as applicable, upon the same terms and conditions (including, without limitation, the exercise price per share applicable to such option, warrant, or other right to acquire) as were in effect immediately prior to the Effective Time, to the same number of shares of Converted Entity Common Stock.

6.

Effect of Conversion on Employee Benefit, Incentive Compensation, or Other Similar Plans. Subject to the terms and conditions of this Plan, at the Effective Time, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each employee benefit plan, incentive compensation plan, or other similar plan to which the Company is a party shall automatically continue to be a plan of the Converted Entity. To the extent that any such plan provides for the issuance of Company Common Stock, at the Effective Time, such plan shall be deemed to provide for the issuance of Converted Entity Common Stock. A number of shares of Converted Entity Common Stock shall be reserved for issuance under any such plan equal to the number of shares of Company Common Stock so reserved immediately prior to the Effective Time.

7.

Effect of Conversion on Stock Certificates. The holders of the Company Common Stock will not be required to exchange their stock certificates for new stock certificates of the Converted Entity. Following the Effective Time, any stock certificates of the Company submitted to the Converted Entity for transfer, whether pursuant to a sale or otherwise, will automatically be exchanged for the stock certificates of the Converted Entity. The holders of the Company Common Stock should not destroy any stock certificate(s) and should not submit any certificate(s) to the Company or the Converted Entity unless and until requested to do so.

8.

Effect of Conversion on Directors and Officers. The members of the Board and the officers of the Company immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Entity, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

9.

Termination. At any time prior to the Effective Time and notwithstanding the approval of this Plan by the stockholders of the Company, this Plan may be terminated and the Conversion may be abandoned by an action of the Board. In the event of the termination of this Plan in accordance with its terms, this Plan will be void and have no force or effect, without any liability or obligation on the part of the Company.

10.

Amendment. The Board may amend this Plan at any time prior to the approval of this Plan by the stockholders of the Company. Notwithstanding the foregoing, this Plan may be amended or modified by the Board at any time prior to the Effective Time, provided that such amendment shall not change (a) the amount or kind of shares or other securities to be received hereunder by the stockholders of the Company, (b) any term of the Certificate of Incorporation or the Bylaws of the Converted Entity, other than changes permitted to be made without stockholder approval by the DGCL, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the stockholders of the Company. This Plan may not be amended except by an instrument in writing signed by the Company.

11.

Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, the Converted Entity shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the State of Delaware. As required or appropriate, following the Effective Time, all real, personal or intangible property of the Converted Entity which was titled or registered in the name of the Company shall be re-titled or re-registered, as applicable, in the name of the Converted Entity by appropriate filings or notices to the appropriate party (including, without limitation, any applicable governmental agencies).

12.

Further Assurances. If, at any time after the Effective Time, the Converted Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company, or (b) to otherwise carry out the purposes of this Plan, the Converted Entity, its officers and directors and the designees of its officers and directors, are hereby authorized to solicit in the name of the Converted Entity any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Converted Entity all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converted Entity, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Plan.

13.

Delaware Bylaws. To the fullest extent permitted by law, at the Effective Time, the bylaws of the Converted Entity shall be substantially in the form attached hereto as Exhibit D (the “Delaware Bylaws”), and the Converted Entity’s board of directors shall approve and ratify the Delaware Bylaws as promptly as practicable following the Effective Time.

14.	Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

15.

Implementation and Interpretation. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, upon the Effective Time, by the board of directors of the Converted Entity, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the Company or the Converted Entity, as the case may be, and (b) the interpretations and decisions of which shall be final, binding and conclusive on all parties.

16.

Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

17.	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of law provisions thereof.

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IN WITNESS WHEREOF, the Company has caused this Plan of Conversion to be duly executed as of the date first above written.

National Research Corporation
a Wisconsin corporation

By:	/s/ Kevin R. Karas
Name:	Kevin R. Karas
Title:	Senior Vice President Finance, Chief
Financial Officer, Treasurer and
Secretary